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                                                                     EXHIBIT 1.2

                                  CHARTER OF
                       TELE CENTRO SUL PARTICIPACOES S.A.

                                   CHAPTER I
                         CHARACTERISTICS OF THE COMPANY

     Art. 1 TELE CENTRO SUL PARTICIPACOES S.A., a corporation, is subject to the jurisdiction of the Ministry of Communication and is the controlling shareholder of the companies that provide public fixed-line telephone services in Region II, as referred to in the General Concession Plan approved by Decree No. 2,534 of April 2, 1998.

     Sole Paragraph The Company is governed by the Corporation Law, special provisions of federal law, telecommunications legislation, this Charter, commercial law and practices and other applicable legal provisions.

     Art. 2  The purposes of the Company are:

     I. to exercise control over the companies providing public fixed-line telephone services in Region II, as referred to in the General Concession Plan approved by Decree No. 2,534 of April 2, 1998;

     II. to promote, through subsidiaries or affiliates, the expansion and establishment of fixed-line telephone services in its concession area;

     III. to promote, carry out or direct the acquisition of funds from internal or external sources to be used by the Company or by its subsidiaries;

     IV. to promote and foster study and research activities aimed at the development of the fixed-line telephone sector;

     V. to provide, through subsidiaries or affiliates, specialized technical services in the fixed-line telephone sector;

     VI. to promote, foster, and coordinate, through its subsidiaries or affiliates, the education and training of the personnel required in the fixed-line telephone sector;

     VII. to carry out and promote the importation of goods and services for its subsidiaries or affiliates;

     VIII.to carry out other activities that are similar or related to its corporate purposes; and

     IX.  to invest in shares of other companies.

     Art. 3 The principal office of the Company is situated in the Federal District, and the Company may, by decision of the Board of Directors, open or close subsidiaries, agencies, branches, offices, departments and representative offices anywhere in Brazil or abroad.
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     Art. 4  The duration of the Company is indefinite.

                                   CHAPTER II
                               CORPORATE CAPITAL

     Art. 5 The corporate capital, fully subscribed and paid in, is R$1,936,658,922.18 (one billion, nine hundred thirty six million, six hundred fifty eight thousand, nine hundred twenty two reais and eighteen centavos), represented by 334,399,027,592 (three hundred thirty four billion, three hundred ninety nine million, twenty seven thousand, five hundred and ninety two) shares, consisting of 124,369,030,532 (one hundred twenty four billion, three hundred sixty nine million, thirty thousand, five hundred and thirty two) registered common shares and 210,029,997,060 (two hundred ten billion, twenty nine million, nine hundred ninety seven thousand and sixty) registered preferred shares, all without par value.

     Art. 6 The Company is authorized to increase its capital, by decision of the Meeting of Shareholders, up to 700,000,000,000 (seven hundred billion) shares of common or preferred stock.

     Sole Paragraph Within the limit on the authorized capital provided for herein, the Meeting of Shareholders may grant stock purchase options to its managers and employees and to individuals who perform services on behalf of the Company or its subsidiaries.

     Art. 7 The corporate capital is represented by common and preferred shares, without par value, and the Company is not required to maintain the proportions of common and preferred shares when the corporate capital is increased, subject to applicable law and this Charter.

     Art. 8 The shareholders may decide to eliminate preemptive rights to subscribe to shares, convertible debentures and subscription rights that are to be:

     I.    placed by public issue or sale on a stock exchange;

     II. exchanged for shares in a public offer for acquisition of control, as provided in Arts. 257 and 263 of the Corporation Law; or

     III. issued to take advantage of tax incentives, as provided by special law.

     Art. 9 Each common share is entitled to one vote at meetings of shareholders.

     Art. 10 Preferred shares are not entitled to voting rights except as provided in the sole paragraph of Art. 13 of this Charter but are entitled to priority in the repayment of corporate capital, without premium, and in the payment of minimum non-cumulative dividends of 6% (six percent) per year, on the amount computed by dividing the corporate capital by the total number of shares of the Company.
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     Sole Paragraph  Preferred shares will become entitled to vote if the
Company fails to pay the minimum dividends as provided herein for a period of 3 (three) consecutive years.

     Art. 11 Shares of the Company shall be in book entry form, shall be held on deposit, with a financial institution in the names of the owners and shall not be certificated.

                                  CHAPTER III
                            MEETINGS OF SHAREHOLDERS

     Art. 12 The Meeting of Shareholders is the highest body of the Company, with the power to make decisions regarding all matters related to the corporate purposes and to take the steps that it deems advisable for the protection and development of the Company.

                                EXCLUSIVE POWERS

     Art. 13  Only the Meeting of Shareholders shall have the power:

     I.   to amend this Charter;

     II. to authorize the issuance of debentures or convertible debentures, or sell them from treasury, or to authorize the sale of convertible debentures of subsidiaries owned by the Company; the Meeting of Shareholders may delegate to the Board of Directors the power to decide on maturity and repayment and redemption terms, the interest terms and timing of interest payments, equity participations, and redemption premiums, if any, and the method of subscription or placement, as well as the type of debentures;

     III. to consider appraisals of assets being contributed by shareholders to the Company's capital;

     IV. to decide on changes of corporate form, mergers, consolidations and split-ups of the Company and its dissolution and liquidation, and to appoint liquidators, remove them from office and approve their accounts;

     V. to authorize the issuance of guaranties by the Company of obligations of third parties other than its subsidiaries;

     VI. to suspend the rights of shareholders who do not comply with obligations imposed by law or this Charter;

     VII. to elect members of the Board of Directors and members of the Statutory Audit Committee and remove them from office at any time;

     VIII.to decide on the aggregate or individual compensation of the members of the Board of Directors, the Executive Officers, and the members of the Statutory Audit Committee;

     IX. to receive the annual accounts from management and decide on the financial statements that they submit;
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     X.         to decide on the institution by the Company of proceedings against members of management for damages caused to its assets, as provided in Art. 159 of the Corporation Law;

     XI. to authorize the disposition, in whole or in part, of shares of a subsidiary;

     XII. to decide on increases in capital through the issuance of new shares;

     XIII. to authorize waivers of rights to subscribe to shares or convertible debentures of its subsidiaries;

     XIV. to decide on the issuance of any other instruments or securities, in Brazil or abroad;

     XV.        to authorize the exchange of shares or other securities;

     XVI. to decide on the issuance of shares and subscription rights within the limits of the authorized capital, as provided by law and in this Charter; and

     XVII. to approve before execution any long-term contracts between the Company or its subsidiaries, on the one hand, and the controlling shareholder or subsidiaries, affiliates, entities under common control or controlling shareholders of the latter, or companies that are otherwise related parties with respect to Company, on the other hand, except when the contracts consist of standard forms.

     Sole Paragraph Without prejudice to the provisions of (S) 1 of Art. 115 of Law No. 6,404/76, preferred shareholders shall have the right to vote on decisions taken at Meetings of Shareholders of the kind referred to in item XVII of this article, as well as those relating to the amendment or revocation of the following provisions of this Charter:

      I.        item XVII of Art. 13;

      II.       the sole paragraph of Art. 14; and

      III.      Art. 46.

     Art. 14 Meetings of Shareholders shall be called by the Board of Directors, and minutes of meetings shall be approved by the Chairman or as provided in the Sole Paragraph of Art. 123 of Law No. 6,404/76.

     Sole Paragraph In the cases provided for in Art. 136 of Law No. 6,404/76, the first notice of the Meeting of Shareholders shall be given at least 30 (thirty) days in advance and the second notice shall be given at least 10 (ten) days in advance.

     Art. 15 The Meeting of Shareholders shall be opened by the President of the Board of Directors or, in case of his/her absence, by any director. The shareholders present at the meeting shall elect the president and the secretary of the meeting.

     Art. 16 Minutes of Meetings of Shareholders shall be prepared and shall be signed by the officers and by shareholders present at the meeting who represent at least the minimum required for the decisions made.
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     (S) 1  The minutes shall be prepared in summary factual form and shall reflect dissenting opinions and protests.

     (S) 2 Unless the meeting decides to the contrary, the minutes shall be published without the signatures of the shareholders.

     Art. 17 An Annual Meeting of Shareholders shall be held within four months of the end of each fiscal year for the purpose of:

        I. receiving the accounts of management and reviewing, discussing and voting on the financial statements;

        II. deciding on the allocation of the net profits for the fiscal year and the distribution of dividends; and

        III. electing the members of the Statutory Audit Committee and, when applicable, the members of the Board of Directors.

     Art. 18 A Special Meeting of Shareholders shall be held whenever the interests of the Company so require.

                                   CHAPTER IV
                           MANAGEMENT OF THE COMPANY

                                   SECTION I
                               MANAGEMENT BODIES

               BOARD OF DIRECTORS AND BOARD OF EXECUTIVE OFFICERS

     Art. 19 The Company shall be managed by the Board of Directors and by the Executive Officers.

     (S) 1- The Board of Directors, acting as a collegiate body, shall be responsible for managing the policies of the Company.

     (S) 2- The Board of Executive Officers is the executive body for corporate management, with each Executive Officer acting in accordance with his or her powers.

     (S) 3- The authority and powers conferred by law upon each of the management bodies may not be granted to any other body.

                                   SECTION II
                               BOARD OF DIRECTORS

     Art. 20  The Board of Directors shall:

     I. set the general business policy of the Company and ensure the execution thereof;
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     II.   call Meetings of Shareholders;

     III. approve and submit to the Meeting of Shareholders the financial statements and the report of management, including the consolidated financial statements;

     IV. elect the Company's Executive Officers and remove them from office at any time, and establish their powers, in accordance with applicable law and the provisions of this Charter;

     V. approve, on the basis of a recommendation of the Board of Executive Officers, the appointment or removal from office of the Internal Auditor;

     VI.   approve the general plans of the Company;

     VII. decide on the terms for the issuance of debentures, by delegation of the Meeting of Shareholders;

     VIII. approve the Internal Regulations of the Company, define its organizational structure and specify the powers of each Executive Officer, in accordance with applicable law and the provisions of this Charter;

     IX.   authorize disposals of real property of the Company;

     X. supervise the management of the Company by the Executive Officers; examine the Company's books at any time; and request information regarding contracts that have been concluded or that are in the process of being concluded, or any other documents;

     XI.   appoint the independent auditors and remove them from office;

     XII.  approve or amend the Internal Regulations of the Board;

     XIII. grant leaves of absence and vacations to members of the Board, indicating the respective alternates;

     XIV. approve equity investments by the Company in other companies and disposals thereof;

     XV. authorize purchases of shares of the Company for cancellation or retention in treasury and subsequent disposal;

     XVI.  authorize the issuance of commercial paper; and

     XVII. carry out other activities assigned to it by law, by this Charter, or by the Meeting of Shareholders.

     Art. 21 The Board of Directors shall be composed of 11 (eleven) effective members, to each of whom there will be an alternate member who shall replace the effective member in case of impediment, temporary absences or definite ones in which case the alternate shall remain in office until a new effective member is elected.

     Sole Paragraph The members of the Board of Directors shall be elected by the Meeting of Shareholders for a term of 3 (three) years, a year consisting of the period between 2 (two) Annual Meetings of Shareholders.
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     Art. 22  The members of the Board of Directors are elected by the general shareholders' meeting that shall designate among the elected who shall be the Chairman of the Board.

     Art. 23 The alternate Chairman of the Board, if any, shall be selected by the Board of Directors itself from among its members who are also Executive Officers.

     Sole Paragraph In the event of absences or abstentions that prevent a decision from being made, the Board members present at the meeting may call upon on Executive Officers to join the Board.

     Art. 24  The Board of Directors shall hold a regular meeting once every two
(2) months and shall hold special meetings when they are called by the Chairman or by 2 (two) members of the Board of Directors, and minutes of meetings shall be prepared.

     Art. 25 The Board of Directors shall act by majority vote, with a majority of the members present; the Chairman shall have a casting vote in addition to his regular vote, and he shall be responsible for approving the minutes of meetings, as necessary.

                                  SECTION III
                          BOARD OF EXECUTIVE OFFICERS

     Art. 26 The Board of Executive Officers shall consist of 1 (one) President, 1 (one) Vice President and 3 (three) Executive Officers, with the following titles:

     a)  Executive Officer  Business

     b)  Executive Officer  Network

     c)  Executive Officer  Support

     Sole Paragraph Up to 1/3 (one third) of the members of the Board of Directors may be elected as Executive Officers.

     Sole Paragraph The President shall be an alternate for the Chairman of the Board of Directors.

     Art. 27 - The Board of Directors shall elect the members of the Board of Executive Officers, including the Chief Executive Officer.

     Art. 28 The term of the Board of Executive Officers shall be 3 (three) years, and the Executive Officers shall be eligible for reelection and may be removed from office at any time.

     Sole Paragraph For the purposes of this article, a year shall consist of the period between two Annual Meetings of Shareholders.
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     Art. 29  In the event of absences or impediments, the President shall be automatically replaced by the Vice President.

         (S) 1   In the event both the President and Vice President are absent or unable to attend, the President shall designate an Executive Officer to fill the office of President.

         (S) 2 The positions of Vice President and all other Executive Officers shall each be filled by an Executive Officer selected by the Board of Executive Officers.

     Art. 30  The Board of Executive Officers shall have the power:

     I. to establish specific policies and guidelines within the general business policies established by the Board of Directors;

     II. to approve agreements between its subsidiaries and other entities that provide telecommunications services and submit to the Meeting of Shareholders, through the Board of Directors, contracts of the kind referred to in Art. 13, XVII , and to ensure that its subsidiaries do the same;

     III. to evaluate the budget and general plans of the Company and submit the budget and plans to the Board of Directors for approval;

     IV. to approve proposals of its subsidiaries relating to corporate strategy, general organizational guidelines, corporate guidelines for developing market and network strategies, capital investment plans and budgets;

     V. to report periodically to the Board of Directors on the general progress of the Company's business;

     VI. to approve lists of proposals of the Company and its subsidiaries for negotiations with the regulatory agency;

     VII. to decide on investments by the Company in telecommunications services concessionaires in accordance with the activities and concession areas of the Company, after consultation with the regulatory agency;

     VIII.to appoint representatives of the Company to participate in the management of companies in which it has invested;

     IX. to submit to the Board of Directors proposals regarding the appointment or removal from office of the Internal Auditor;

     X. to propose compensation criteria for the executive officers, members of the boards of directors and members of statutory audit committees of its subsidiaries;

     XI.  to make proposals to the Board of Directors regarding disposals of real property of the Company, and to authorize the disposal of other permanent assets, with the exception of instruments or securities, in Brazil or abroad;
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     XII.  to approve proposals of the Board of Directors regarding the Internal
           Regulations of the Company and the related organizational structure, and to express views on those of the Company's subsidiaries;

     XIII. to authorize reasonable contributions for the benefit of employees or the community, bearing in mind the Company's social responsibilities;

     XIV. to evaluate the balance sheet and the other financial statements and the Company's Annual Report, and to make recommendations regarding distributions of profits, submitting them to the Statutory Audit Committee, the Independent Auditors and the Board of Directors;

     XV. to decide on representative offices of the Company anywhere in Brazil or abroad, after consultation with the Board of Directors;

     XVI.  to define the powers of the Executive Officers and employees:

                 a) to take actions that create or amend obligations of the Company, and those that release third parties;

                 b) to authorize the payment of fines imposed on the Company, and to investigate the causes and implement any necessary administrative measures;

                 c)  to approve purchases; and

                 d)  to approve proposals relating to promotions of employees;

     XVII. to approve proposals to the Board of Directors regarding the chart of staff positions and salaries, work rules, the workforce chart, and the Company's employee benefits plan;

     XVIII. to approve the Company's International Cooperation Plan and those of its subsidiaries;

     XIX. to decide on the structuring and implementation of training and human resources management plans and programs;

     XX.    to approve purchases of insurance for the Company;

     XXI. to approve pay schedules and adjustments and benefits granted to employees and their families;

     XXII. to decide on proposals regarding the management and development of human resources that are formulated by its subsidiaries, including those concerning workforce charts;

     XXIII. to approve the opening of accounts with financial institutions and borrowings by the Company, in Brazil or abroad, in accordance with applicable law;

     XXIV. to approve the creation of liens on property of the Company to secure financings of the Company and its subsidiaries;
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     XXV.   to decide on financings, borrowings, and the granting of sureties, bonds and other similar guaranties and the relending of funds to its subsidiaries;

     XXVI.  to approve proposals, to be submitted to the National
            Telecommunications Agency ANATEL (Agencia Nacional de
            Telecomunicacoes ANATEL), for the adjustment of tariffs and prices for telecommunications services in accordance with the activities and concession areas of the Company;

     XXVII. to approve rules for the extension of loans to employees by financial institutions with the participation of the Company;

     XXVIII.to authorize the disposal, by the Company's subsidiaries, of permanent assets used in providing telecommunications services in accordance with the activities and concession areas of the Company and the constitution of liens on such assets;

     XXIX. to approve rules, to be followed by the Company's subsidiaries, for the choice of specific telecommunications equipment and supplies;

     XXX. to approve policies, guidelines and standards regarding the marketing, development, operation and provision of telecommunications services in accordance with the activities and concession areas of the Company, applicable to the Company and its subsidiaries;

     XXXI. to decide on other matters deemed to be under the collective jurisdiction of the Board of Executive Officers, or matters referred by the Board of Directors.

     Art. 31 The specific powers of each member of the Board of Executive Officers are as follows:

     I      PRESIDENT:

     1. to represent the Company in court or otherwise, vis-a-vis its subsidiaries, the shareholders and the general public, with power to appoint attorneys in fact or name representatives;

     2.     to supervise the Company's activities;

     3. to keep the Board of Directors informed at all times on the business of the Company and its subsidiaries;

     4. to delegate authority to the Vice President, Executive Officers and to employees to carry out specific actions;

     5. to draw up documents that reflect the decisions of the Board of Executive Officers or that derive from those decisions;

     6. to appoint persons to represent the Company at meetings of shareholders of its subsidiaries and of other companies in which it has an equity interest;
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     7.   to authorize the publication of the Annual Report on the Company's
          Activities;

     8. to direct activities related to the management of regulations, legal advice and auditing;

     9.   to call meetings of the Board of Executive Officers;

     10. to supervise compliance with governmental guidelines related to the activities of the Company and its subsidiaries;

     11. to decide on matters within his jurisdiction, in accordance with the policies and guidelines established by the Board of Executive Officers, with the exception of the cases referred to in Art. 30; and

     12. to carry out emergency actions referred to him by the Board of Executive Officers.

     II-  VICE PRESIDENT:

     1.   to replace the President in the event of absence or impediment;

     2.   to assist the President in the performance of his duties;

     3. to direct the coordination of business planning and development for the Company and its subsidiaries;

     4.   to evaluate the performance of its subsidiaries;

     5.   to draft the Annual Report on the Company's Activities;

     6. to propose, implement and manage the information technology policies of the Company and its subsidiaries;

     7. to decide on matters within his jurisdiction, in accordance with the policies and guidelines established by the Board of Executive Officers, with the exception of the cases referred to in Art. 30; and

     8.   to carry out other tasks delegated to him by the President.

     III- EXECUTIVE OFFICER BUSINESS:

        1. to propose concepts and policies for the development and operation of products and services of the Company's subsidiaries, as well as coordinate and manage the activities arising from the implementation of such policies;

        2. to develop guidelines, propose market strategies and coordinate the creation and implementation of the business plans of the Company's subsidiaries in order to respond to customers' needs and maximize the results of the services operated by such subsidiaries;

        3. to propose a rate structure for the services operated by the
     Company's subsidiaries as well as a corresponding rate policy;
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                                                                              12

        4. to propose policies and coordinate the planning and implementation of customer-related activities of the Company's subsidiaries, including marketing, sales, customer assistance, product and services development, billing and collection, and managing customer information;

        5. to decide on matters within his jurisdiction, in accordance with the policies and guidelines established by the Board of Executive Officers, with the exception of the cases provided for in Art. 30; and

        6. to carry out other tasks delegated to him by the President.

     IV-    EXECUTIVE OFFICER NETWORK

        1. to develop guidelines and coordinate the implementation of the strategy for running the network in order to make telecommunications services viable in accordance with market requirements, as defined in the business plans;

        2. to propose specifications for the systems, equipment and supplies to be used by the Company's subsidiaries, and their standardization when advisable to do so;

        3. to propose concepts and policies for the operation and maintenance of the network of the Company's subsidiaries, as well as coordinate and manage the planning and development of activities arising from the implementation of such policies;

        4. to coordinate technical planning and implementation of telecommunications systems by the Company's subsidiaries;

        5. to coordinate the planning and implementation of technical investment programs related to the network of the Company's subsidiaries;

        6. to oversee the policies concerning the productivity and quality of the network of the Company's subsidiaries, as well as coordinate, orient and control the activities arising from the implementation of such policies;

        7. to propose measures necessary for the implementation of the policy on the acquisition of telecommunications equipment and supplies, and coordinate the activities related thereto;

        8. to coordinate the activities related to the selection of companies and contract negotiations related to equipment and supplies for the Company's subsidiaries;
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        9.    to propose the long term technological strategy for the
     development of the network of the Company's subsidiaries;

        10. to identify investment opportunities regarding the modernization and improvement of operational performance of the network of the Company's subsidiaries;

        11. to decide on matters within his jurisdiction, in accordance with the policies and guidelines established by the Board of Executive Officers, with the exception of the cases provided for in Art. 30; and

        12.   to carry out other tasks delegated to him by the President.

     V-    EXECUTIVE OFFICER - SUPPORT

        1. to propose policies relating to the business and financial activities of the Company and its subsidiaries;

        2. to perform analyses and assessment of the business and financial performance of the Company and its subsidiaries;

        3. to propose and promote the procurement and application of the financial resources needed to implement the programs of Company's subsidiaries;

        4.   to implement the Company's financial management activities;

        5.   to manage the Company's shareholdings in its subsidiaries;

        6. to carry out analyses and assessment of the business and financial environment influencing the Company and its subsidiaries;

        7. to carry out business and financial planning and control of the Company and its subsidiaries;

        8. to propose the allocation of financial resources managed by the Company;

        9. to direct the activities related to the administration of the Company's investment securities;

        10. to propose human resource policies applicable to the Company and its subsidiaries and to take measures for their implementation;

        11. to coordinate the administrative and development activities regarding the human resources of the Company and its subsidiaries;
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        12.  to carry out, promote, foster and coordinate the necessary training and education of personnel of the Company and its subsidiaries;

        13. to administer the resources allocated for the development of human resources of the Company and its subsidiaries;

        14. to coordinate the activities involving international cooperation of the interests of the Company and its subsidiaries;

        15. to coordinate activities related to the administration of company security, including the orientation of the Company's subsidiaries to such activities;

        16. to direct the administrative activities within the Company including material resources, human resources and general services;

        17. to develop and supervise the system of materials management in the Company and its subsidiaries;

        18. to decide on matters within his jurisdiction, in accordance with the policies and guidelines established by the Board of Executive Officers, with the exception of the cases provided for in Art. 30; and

        19.  to carry out other tasks delegated to him by the President.

                                   SECTION IV
                   PROVISIONS COMMON TO MEMBERS OF MANAGEMENT

     Art. 32 Besides cases of death, resignation and removal from office and other cases provided for by law, a position shall be deemed vacant when a member of management fails to take office within 30 (thirty) days after his election or fails to perform his duties for more than 30 (thirty) consecutive days or a total of 90 (ninety) days during the term of office without just cause in the opinion of the Board of Directors.

     (S) 1- Board vacancies shall be filled as provided in Art. 23 of this Charter until the next Meeting of Shareholders, at which time a new member shall be elected to complete the current term.

     (S) 2- If 2/3 (two thirds) of the positions of the Board positions become vacant, the remaining members shall immediately call a Meeting of Shareholders.

     (S) 3- In the event of a vacancy in an Executive Officer position, the Board shall elect a replacement to complete the member's term.

     (S) 4- Resignation from a management position shall be accomplished by written notice to the body to which the resigning party belongs and shall be effective vis-a-vis the
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                                                                              15

Company at that time, and vis-a-vis third parties after the notice of resignation is filed with the commercial registry and published.

     Art. 33 The compensation of members shall be determined in the aggregate or individually by the Meeting of Shareholders.

                                   CHAPTER V
                           STATUTORY AUDIT COMMITTEE

     Art. 34 The Statutory Audit Committee is the body that audits the management of the Company, and it shall function on a permanent basis.

     Art. 35 The Statutory Audit Committee shall be composed of 3 (three) regular members and 3 (three) alternates, who need not be shareholders, elected by the Meeting of Shareholders; one of the regular members and his alternate shall be named by the Minister of Finance, as representative of the National Treasury, in addition to those elected by minority shareholders of common and by the preferred shares.

     (S) 1- The members of the Statutory Audit Committee shall be elected at the Annual Meeting of Shareholders for a term of 1 (one) year, consisting of the period between two Annual Meetings of Shareholders, and they shall be eligible for reelection.

     (S) 2- At the first meeting of the members of the Statutory Audit Committee, they shall elect a Chairman, who shall be responsible for implementing the decisions of the committee.

     (S) 3- The Statutory Audit Committee may ask the Company to appoint qualified personnel to act as secretary and to provide technical support.

     Art. 36  The duties of the Statutory Audit Committee shall be:

     I. to audit the actions of management and verify compliance with the requirements of law and this Charter;

     II. to provide opinions regarding the annual report of management, indicating any additional information that it deems necessary or useful for the Meeting of Shareholders;

     III. to provide opinions regarding the proposals of the management bodies to be submitted to the Meeting of Shareholders, regarding changes to the corporate capital, the issuance of debentures or subscription rights, capital investment plans and budgets, distributions of dividends, changes in corporate form, consolidations, mergers or split-ups;

     IV. to report to the management bodies and, if the latter do not take the necessary steps to protect the interests of the Company, to the
          Meeting of Shareholders, on any errors, frauds, or crimes that it discovers and to recommend necessary steps to the Company;
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                                                                              16

     V. to call the Annual Meeting of Shareholders if the management bodies delay in calling it for more than 1 (one) month, and to call a special meeting if serious or urgent reasons exist, including in the agendas of the meetings the matters that it deems necessary;

     VI. to analyze, not less frequently than quarterly, the interim balance sheet and other financial statements prepared periodically by the Company;

     VII. to examine the financial statements for the fiscal year and provide an opinion regarding them; and

     VIII. to carry out the duties stipulated by law or defined by the Meeting of Shareholders in the event of the liquidation of the Company.

     Art. 37 The Statutory Audit Committee shall hold a regular meeting once a month and shall hold special meetings as necessary.

     (S) 1- Meetings shall be called by the President of the Company or by any member of the Committee.

     (S) 2- The Committee shall act by majority vote, with a majority of the members present.

     Art. 38 Each member of the Statutory Audit Committee shall be replaced, in the event of absence or impediments, by the respective alternate member.

     Art. 39 Besides cases of death, resignation and removal from office and other cases provided for by law, a position shall be deemed vacant when a member of the Statutory Audit Committee fails, without just cause, to attend 2 (two) consecutive meetings or a total of 3 (three) meetings during a year.

     (S) 1- Vacancies shall be filled as provided in Art. 39 of this Charter.

     (S) 2- If more than half of the positions become vacant and there are no alternates to meet, a Meeting of Shareholders shall be called to elect replacements.

     Art. 40 The compensation of the members of the Statutory Audit Committee shall be determined by the Meeting of Shareholders that elects them, and it shall not be less, for each active member, than one tenth, on average, of the compensation of each Executive Officer, not including profit sharing.

     (S) 1- The compensation shall be paid in the same manner as that of the Executive Officers.

     (S) 2- Active alternate members shall be entitled to compensation during the periods in which they act as replacements, counting from month to month.
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                                                                              17

                                   CHAPTER VI
                      FISCAL YEAR AND FINANCIAL STATEMENTS

     Art. 41 The fiscal year shall have a duration of 12 (twelve) months, beginning on the 1st (first) of January of each year and ending on the last day of December.

     Art. 42 Along with the financial statements, the management bodies of the Company shall submit to the Meeting of Shareholders proposals regarding the employees' share in the profits, and regarding the distribution of the net profits for the year.

     (S) 1-  The net profits shall be allocated as follows:

         a) 5% (five percent) to the legal reserve, up to 20% (twenty percent) of the paid-in capital; and

         b) 25% (twenty five percent) of the net profits adjusted in accordance with items II and III of Art. 202 of Law No. 6,404/76 shall be distributed as minimum mandatory dividends to all shareholders, in accordance with the provisions of the following article, and this amount shall be increased until it equals the amount to be paid as preferred dividends on the preferred shares.

     (S) 2- The balance of the net profits not allocated to the payment of the minimum mandatory dividend or the preferred dividends on preferred shares shall be allocated to an additional reserve for expansion of the Company's businesses, which may not exceed 80% (eighty percent) of the corporate capital. Once this limit is reached, the Meeting of Shareholders shall allocate the balance, proceeding with distributions to the shareholders or an increase in the corporate capital.

     Art. 43 The minimum mandatory dividend amount shall be allocated first to payment of the preferred dividends on preferred shares, up to the preferred limit, and thereafter by payments to the holders of common shares up to the same limit as the preferred shares. The balance, if any, shall be paid pro rata to all the shares on equal terms.

     (S) 1- The management bodies are authorized to pay or credit interest on capital as provided in (S) 7 of Article 9 of Law 9,249/95 of 12/26/95 and applicable law and regulations, up to the limit of the minimum mandatory dividends provided for in Article 202 of Law 6,406/76, which shall be credited against said dividends, even when included in the minimum dividend for preferred shares.

     (S) 2- Dividends not claimed within 3 (three) years shall revert to the Company.
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                                                                              18

                                  CHAPTER VII
                           LIQUIDATION OF THE COMPANY

     Art. 44 The Company shall be liquidated in the cases provided for by law, or by decision of the Meeting of Shareholders, which shall determine the manner of liquidation, shall select the liquidator, and shall install a Statutory Audit Committee for the period of the liquidation, elect its members and determine their compensation.

                                  CHAPTER VIII
                       GENERAL AND TRANSITORY PROVISIONS

     Art. 45 Approval by the Company, through its representatives, of mergers, split-ups, consolidations, or dissolutions of its subsidiaries shall be preceded by an economic-financial analysis performed by an independent company of recognized international standing, to confirm that all of the companies involved are being treated equitably; the shareholders of the companies involved shall have full access to the report on the analysis.